EXHIBIT 10.2

Sub License #2

For and in consideration of mutual benefits, detriments, and promises the adequacy and receipt of which is hereby acknowledged by the Parties, the Parties hereby recite covenant, and agree as follows:

This Sub License Agreement is by and between Evolutionary Ventures, LLC. (“EVO”), a limited liability company, located at 5656 S. Waco Court, Centennial, CO 80015 and Greenhouse Solutions, Inc. (“GSI”), a Nevada corporation located at 1639 County Road South, Fort Morgan, CO 80701.

WHEREAS, EVO, has licensed intellectual property for the homeopathic and nutraceutical industries as generally described in Exhibit A (the “I.P.”); and EVO wants to sublicense and market products based thereon, which Sublicensing authority is granted hereby.

WHEREAS, GSI has agreed to acquire an exclusive Sub License from EVO, for use of the I.P. in the product testing and development, and proprietary formulations of products for testing and marketing.

NOW, the parties agree as follows:

1.	Definitions. As used in this Agreement, the following terms shall be deemed to have the following meanings:

a.

The term “I.P.” shall mean all technology and know how, designs, manufacturing, practices, composition, protocols, procedures, specification materials, and proprietary information related to the products or patents covering the “Licensed Products," as defined in Article 1 (b). These patents and patent applications are listed in Exhibit A, which may be updated from time to time during the term of this license.

b.	The term “Licensed Products” shall mean any product covered by, or made by a process, which is covered by, formulae and technology included within the I.P.;

c.	The term “Territory” shall mean the United States of America, its territories and possessions, and any other country where License manufacturers or sells Licensed Products.

2.	License Granted.

EVO hereby grants to GSI the sole and exclusive Sub License to use the I.P. to make, have made, use and sell throughout the Territory for development of homeopathic and nutriceutical products and marketing and permission to use all other pertinent information that may be used to facilitate the manufacture and subsequent distribution of products or services. This shall include, but not be limited to bioengineering designs, white papers, CAD Drawings, market studies, markets and targets chemistry and all related spec sheets, artwork, copyrighted materials, registered marks (if any), marketing brochures, sales catalogues, and all other related properties that are currently in the possession of EVO .

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Any of the above referenced manufacturing components or aforementioned items that may materialize, are produced in the future, shall be subject to the terms and conditions set forth in this Agreement, commencing on the date of execution of this Agreement by both parties, and ending in accordance to the termination date set forth herein.

3.	Exclusivity. EVO grants GSI the exclusive Sub License to use the I.P. subject to the terms and conditions mutually agreed upon herein.

4.	Performance Requirements. Business must commence with marketing of a product on or before May 1, 2015:

5.

Expenses Incurred. Any and all costs associated with the use development, manufacture, sales, and distribution of the products or services shall be born by GSI for the duration of the contract term. This includes, but is not limited to all time and raw materials related to the engineering, design, and manufacture of the products, as well as any and all distribution costs and marketing expenses, sales literature, and website design/maintenance.

6.

Term The terms of this Agreement shall remain in effect, throughout the duration of the registered patent or other registration or intellectual property term, and shall remain binding upon the extension/re-registration of the intellectual property or patent life.

7.

Right of First Refusal. EVO shall grant GSI right of first refusal to any I.P. regarding future products or new components that may be developed, or product marketing opportunities that may materialize and shall to provide GSI a 30 day quiet period to either accept or refuse EVO’s opportunity proposal prior to seeking or entering into any 3rd party agreements respective to the opportunity.

8.	Consideration. In consideration for the License set forth in Article 1, GSI shall cause to be issued the following consideration.

Concurrently herewith GSI shall cause to be issued for the consideration of a sublicense from EVO to Greenhouse Solutions, Inc., to MGRD, Inc. (Master Licensor), a total of 4,000,000 shares of restricted common stock of Greenhouse Solutions, Inc., as consideration for this sublicense.

9.	Representation and Warranties.

a.	EVO represents and warrants to GSI:

i.	EVO has the right, power, and authority to enter into this Agreement;

ii.	EVO is the exclusive owner of all right, title and interest, including all intellectual property rights, covered hereby

iii.	I.P. are free of any liens, security interests, encumbrances or licenses;

iv.	The I.P. does not infringe the rights of any person or entity;

v.	There are no claims, pending or threatened, with respect to EVO’s rights in the I.P.;

vi.	This Agreement is valid, binding and enforceable in accordance with its terms; and

vii.	EVO is not subject to any agreement, judgment or order inconsistent with the terms of this Agreement.

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b.	GSI represents and warrants to EVO:

i.	GSI has the right, power and authority to enter into this Agreement;

ii.	GSI will be the sole sub licensee of all rights, title and interest, including all intellectual property rights, granted by EVO or Dr. M.S. Reddy related to any of the aforementioned.

iii.	GSI is free of any liens security interests, encumbrances or licenses; that may have an adverse effect, or place encumbrance on the I.P..

iv.	The license agreement not infringe the rights of any person or entity;

v.	There are no claims, pending or threatened, with respect to GSI’s Sub License rights, and/or license with regard to the Invention and Patent;

vi.	This Agreement is valid, binding and enforceable in accordance with its terms; and

vii.	GSI is not subject to any agreement, judgment or order inconsistent with the terms of this Agreement.

viii.

GSI agrees to carry out any and all enforcement of violations of the patents, or any of the related intellectual property, and promptly furnish all documents and/or legal correspondence to EVO upon possession by GSI in order to adequately communicate status of any pending legal action, or enforcement. In addition to furnishing legal correspondence mentioned above, GSI agrees to also notify EVO, in writing within ten business days of any legal action or enforcement what action, or remedies are being taken and is performing fiduciary responsibilities in the best interests of the intellectual properties.

10.

GSI shall bear all expenses of filing, prosecuting, and maintaining any new U.S. patent applications or patents encompassing part of the I.P., but shall provide EVO with copies of all prosecution documents in a timely manner, so that EVO can supply input regarding claim and prosecution strategy. Should GSI determine for any reason not to continue prosecuting any patent application or not to maintain any patent included within the I.P., GSI shall provide written notification to EVO at least sixty (60) days prior to the last day for taking action to preserve such patents or patent applications, at which time EVO in its sole discretion shall have the opportunity to take over the prosecution or maintenance of such patents or patent applications. GSI shall fully cooperate with EVO in such event, such full cooperation including, but not being limited to, executing all necessary documents for continuing such prosecution or maintenance.

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11.	Termination.

11.1

This Agreement may be terminated by either party for failure by the other to cure a default in any material term or condition of this Agreement. Such termination shall be effective thirty (30) days following written notice of the default, unless the default is cured within such notice period.

11.2	This Agreement may be terminated by either party, effective immediately upon receipt, if:

i.	a receiver is appointed for the other party of its property;

ii.	if the other party makes, or attempts to make, an assignment for the benefit of its creditors;

iii.	any proceedings are commenced by or for the other party under any bankruptcy, insolvency or debtor’s relief law; or

iv.	the other party liquidates or dissolves, or attempts to liquidate or dissolve, except by way of merger or acquisition

12.	Insurance.

a.

GSI shall separately maintain, throughout the terms of this Agreement and for a minimum of five (5) years thereafter, policies of general and products liability insurance reasonably acceptable to EVO. Each such policy or policies shall:

i.	Name EVO as an additional insured party;

ii.	Provide for coverage to EVO for damages, which may result due to any products liability.

iii.	Provide for coverage in amounts not less that Two Million Dollars ($2,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate; and

iv.	Provide that such policy may not be canceled, amended or modified except upon thirty (30) day prior notice to both parties.

GSI shall cause to be delivered to EVO a certified copy of the insurance policies it shall maintain, in accordance with this Paragraph, at least, fourteen (14) days prior to its commencement of the mass manufacture of any products.

13.

Attorney’s Fees. Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to litigation to enforce this Agreement, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorney’s fees and costs in such litigation from the party against whom enforcement was sought.

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14.

Entire Agreement. This Agreement, contains the entire understanding and agreement between the parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respective the subject matter hereof.

15.	Amendment. This Agreement may be amended only by a writing signed by both parties.

16.

Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

17.

Non-Waiver. The failure of either party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement will not be construed as a subsequent waiver of any such terms, covenants, conditions rights or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred.

18.	Agreement to Perform Necessary Acts. GSI agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

19.	Government. This Agreement shall be construed in accordance with, and all actions arising hereunder shall be governed by, the laws of the State of Colorado.

Evolutionary Ventures, LLC.		Greenhouse Solutions, Inc.

By:	/s/ David Bartch	By:	/s/ John Michak
	President		COO

Date:	1/14/2015	Date:	1/14/2015

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EXHIBIT A

I.P. DESCRIPTION RELATING TO THIS SUB LICENSE.

All IP related to product development, manufacturing, testing, marketing and support for nutraceutical and homeopathic formulations created by MGRD, Inc. These include formulations already provided to Evolutionary Ventures, LLC.:

•	Zeolite with CBD

•	Carbohydrate Energy Formulation

•	Cognitive Function "Fit Focus"

•	Creatine Blend

•	Protein Blend

•	Muscle Recovery

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